EXHIBIT 1.1

DEALER MANAGER AGREEMENT

                           , 2012

Reef Securities, Inc.

1901 N. Central Expressway

Suite 400

Richardson, Texas 75080

Ladies and Gentlemen:

Reef Oil & Gas Partners, L.P., a Nevada limited partnership (“Reef”), will be the “Managing General Partner” of Reef 2012 – 2013 Drilling Fund, L.P., a Texas limited partnership (the “Partnership”).  Reef hereby confirms and agrees as follows:

1.             GENERAL.

This Agreement sets forth the understandings and agreements between Reef and you whereby, subject to the terms and conditions contained herein, you will offer to sell, on a best efforts basis, partnership interests in the Partnership (the “Units”) which are described more fully in a prospectus, as supplemented from time to time (the “Prospectus”). The date as of which you are notified by Reef that Units may be offered and sold in the Partnership shall constitute the “Effective Date” of the offering of Units in such Partnership under this Agreement. The “Termination Date” of each such offering shall be the earlier of the following dates:

(a)           Any date specified by Reef after the minimum number of Units has been subscribed for in such Partnership;

(b)           The date upon which subscriptions for the maximum number of Units to be offered in such Partnership have been sold in accordance with the procedures set forth in the Prospectus; or

The period from the Effective Date through the Termination Date for the Partnership shall constitute an “Offering Period” for the offering and sale of Units by you pursuant to this Agreement. During the Offering Period for the Partnership, you and Reef shall designate certain dates, each of which shall constitute a “Closing Date” for the Partnership under this Agreement. The first such Closing Date (the “Initial Closing Date”) shall occur on or before the tenth business day following the receipt of Subscriptions (defined below) from suitable investors acceptable to Reef for a minimum of 10 Units ($1,000,000) (the “Minimum Offering”) in the Partnership. Subsequent Closing Dates shall be dates mutually agreed upon by you and Reef during the Offering Period for the Partnership.

2.             REPRESENTATIONS AND WARRANTIES OF REEF.

Reef represents and warrants to you that:

(a)           Reef has prepared and reviewed the Prospectus, and the Prospectus does not include (and will not include during the Offering Period) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that no representations or warranties are made with respect to statements or omissions made in reliance upon and in conformity with written information furnished to Reef with respect to you, by you or on your behalf expressly for use in the Prospectus or any amendment or supplement thereof;

(b)           (i) The Partnership, upon the due execution of the Partnership Agreement in the Prospectus (the “Partnership Agreement”) and the filing of a certificate of formation as required under the laws of the State of Texas, will be a limited partnership duly formed and validly existing pursuant to the Texas Business Organizations Code (the “TBOC”), with all authority necessary to acquire, own and manage the investments that are described as proposed investments of the Partnership in the Prospectus and to conduct the business that it proposes to conduct, all as described in the Prospectus; (ii) the Partnership Agreement pursuant to which the Partnership will be organized provides (or will provide) for the issuance and sale of the Units; (iii) all action required to be taken by Reef or the Partnership as a condition to the offering or sale of the Units to qualified subscribers has been or, prior to the Effective Date, will have been taken; (iv) upon payment of the consideration therefor specified in the Subscription Agreement contained in the Prospectus and the due execution and delivery to Reef of the Subscription Agreement by each subscriber for the Units (the “Subscription”), acceptance of such Subscription by Reef, the execution of the Partnership Agreement by Reef as Managing General Partner and on behalf of such subscribers pursuant to the terms of the Partnership Agreement and execution and filing for record of a certificate of formation of the Partnership (the “Certificate”) as shall be required or appropriate to organize the Partnership with the accepted subscribers for the Units as additional general or limited partners in accordance with the requirements of the TBOC, such subscribers will become additional general or limited partners of the Partnership (the “Partners”) entitled to all the benefits of Partners under the Partnership Agreement and the TBOC;

(c)           The Units, when issued, will constitute valid partnership interests in accordance with the terms of, and shall be entitled to the rights provided in, the Partnership Agreement and the TBOC, will be fully paid upon payment in cash of the consideration therefor specified in the Subscription Agreement contained in the Prospectus, and the liability of a partner to make payments to the Partnership or on behalf of the Partnership may or may not be limited to the amount which such partner has agreed to pay in accordance with the terms of his Subscription and the Partnership Agreement, depending on whether he chooses to be an additional general partner or a limited partner;

(d)           Reef has been, and on each Closing Date will be, duly and validly organized and validly existing as a limited partnership under the laws of the State of Nevada; has all requisite power and authority to act as a Managing General Partner of each Partnership; is or will be qualified to do business as a foreign limited partnership in each other jurisdiction in which its acting in such capacity requires or may require such qualification if the failure to so qualify might result in material adverse consequences to the Partnership; has the requisite power and authority and all necessary authorization, approvals and orders required as of the date hereof to enter into this Agreement and the Partnership Agreement and to be bound by the provisions and conditions hereof and thereof; and its audited balance sheet included in the Prospectus presents fairly its financial position as at the date indicated; said balance sheet has been prepared in conformity with generally accepted accounting principles applied on a consistent basis; and the certified public accountants whose report thereon is included in the Prospectus are independent accountants as required by the Securities Act of 1933, as amended (the “Act”);

(e)           Except to the extent disclosed in the Prospectus, there is no litigation or governmental proceeding pending or, to Reef’s knowledge, threatened against or involving, the business or proposed business of the Partnership or Reef that might materially and adversely affect the proposed operations and business of the Partnership;

(f)            The condition, financial or otherwise, of Reef and the proposed business of the Partnership, conform in all material respects to the descriptions thereof contained in the Prospectus;

(g)           Neither the execution and delivery of this Agreement and the Partnership Agreement, the incurrence of the obligations herein and therein set forth, the consummation of the transactions herein and therein contemplated, nor compliance with the terms and provisions hereof or thereof, will conflict with or result in a breach or violation of any of the terms, provisions or conditions of any agreement or instrument to which Reef is a party or by which it is bound, or any order, rule or regulation applicable to Reef of any court or any governmental body or administrative agency having jurisdiction over Reef;

(h)           The Units, when issued, will conform to the descriptions thereof contained in the Prospectus;

(i)            This Agreement has been duly and validly authorized, executed and delivered by or on behalf of Reef and constitutes the valid and binding agreement of Reef; and

(j)            The Partnership Agreement, upon its execution by Reef, will have been duly and validly authorized, executed and delivered by or on behalf of Reef as the Managing General Partner and will constitute the valid and binding agreement of the Managing General Partner.

3.             OFFERING AND SALE OF UNITS.

(a)           On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, Reef hereby appoints you as the Dealer Manager during the Offering Period to offer all of the Units to potential investors in the Partnership in accordance with the terms of the Prospectus, and you agree to use your best efforts as Dealer Manager, promptly following the Effective Date, to offer the Units to suitable investors at the price and in accordance with the terms stated in the Prospectus.

(b)           The offering of Units by you and the other registered broker-dealers engaged by you (the “Soliciting Dealers”) will only be made to potential investors residing in the states designated to you by Reef.

(c)           All sales of Units will be conditioned upon receipt of Subscriptions from suitable investors acceptable to Reef for the Minimum Offering on or before each Termination Date. All checks received with the Subscription Agreement shall be made payable to “Wilmington Trust, National Association as Escrow Agent for Reef 2012-2013 Drilling Partnership, L.P.” and shall be transferred to the Escrow Agent by noon of the next business day after receipt for deposit in the Escrow Account established for the Partnership and described in the Prospectus.

(d)           All sales of Units will be conditioned upon acceptance by Reef of the Subscription Agreement of each subscriber (in the form as may be approved by you, the Soliciting Dealers and Reef, or as may be required by the Prospectus and the Partnership Agreement), which shall be duly executed by each subscriber and be accompanied by payment in cash of the purchase price of Units subscribed to by each such subscriber. Reef shall have the right, in its sole discretion, to reject the Subscription of any potential purchaser of Units.

(e)           The Units will be sold only to persons who warrant or represent that they or their beneficiaries meet the financial suitability requirements as set forth in the Prospectus and such other requirements as may be required by the states in which the Units are sold.

(f)            In consideration of your execution of this Agreement, and the performance of your obligations hereunder, and in further consideration of your supervising the offering of Units in each Partnership, Reef agrees to cause each Partnership to pay to you, in cash, upon each Closing Date for such Partnership, ten percent (10%) of the Partnership Subscriptions (as defined in the Partnership Agreement) received and accepted by Reef as of such Closing Date, out of which you may pay commissions, reimbursement of due diligence expenses, marketing support fees, and other compensation, totaling no more than eight percent (8%) to the Soliciting Dealers as provided in the Soliciting Dealer Agreement. Prior to the time the Partnership reaches the Minimum Offering, the Managing General Partner may advance from its own funds such commission as would otherwise be payable, upon the Closing Date of that Partnership, in connection with subscription funds received and cleared from subscribers, other than the Managing General Partner and its affiliates, and that the Managing General Partner deems suitable to be Investor Partners. In the event the Minimum Offering is not achieved on or before the Termination Date for the Partnership and this Agreement is terminated with respect to the Partnership, neither you nor the Soliciting Dealers shall receive any sales commissions or fees. In such event, any commission advanced in accordance with this section shall be returned to the Managing General Partner promptly.

4.             SUITABILITY.

(a)           As Dealer Manager, you are aware of the suitability standards, as set forth in the Prospectus and the Instructions to Subscribers included as an appendix thereto, that an offeree must meet and represent. As such, you will make reasonable inquiry and cause the Soliciting Dealers to make reasonable inquiry to assure that there is compliance with such standards. You will maintain records demonstrating such compliance for at least six years from the date of sale of the Units.

(b)           In recommending the purchase of Units in the Partnership, you shall (and you shall cause the Soliciting Dealers to):

(i)            Have reasonable grounds to believe, on the basis of information obtained from the offeree concerning his investment objectives, other investments, financial situation and needs, and any other information known by you or any associated person, that:

(A)          the offeree is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus;

(B)           the offeree has a fair market net worth sufficient to sustain the risks inherent in the Program, including loss of investment and lack of liquidity;

(C)           the Partnership is otherwise suitable for the offeree; and

(ii)           Maintain in your files documents disclosing the basis upon which the determination of suitability was reached as to each offeree.

(c)           Notwithstanding the provisions of subsection (b) above, you shall not execute any transaction of Units of the Partnership in any discretionary account without prior written approval of the transaction by the offeree.

(d)           Prior to executing a purchase transaction of Units of the Partnership, you shall inform the offeree of all the pertinent facts relating to the liquidity and marketability of the Units during the term of the Partnership.

5.             DISCLOSURE.

(a)           Prior to participating in the offering, you shall have reasonable grounds to believe, based on information made available to you by Reef through a Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating the Partnership.

(b)           In determining the adequacy of disclosed facts pursuant to subsection (a) hereof, you shall obtain information on material facts relating at a minimum to the following, if relevant in view of the nature of the Partnership:

(i)            items of compensation;

(ii)           physical properties;

(iii)          tax aspects;

(iv)          financial stability and experience of Reef;

(v)           the Partnership’s conflicts and risk factors; and

(vi)          appraisals and other pertinent reports.

(c)           For the purposes of subsections (a) or (b) hereof, you may rely upon the results of an inquiry conducted by another FINRA member or members, provided that:

(i)            the member or persons associated with a member has reasonable grounds to believe that such inquiry was conducted with due care;

(ii)           the results of the inquiry were provided to you with the consent of the member or members conducting or directing the inquiry; and

(iii)          no member that participated in the inquiry is a sponsor of the Partnership or an affiliate of such sponsor.

6.             COVENANTS OF REEF.

Reef covenants that it will:

(a)           During each Offering Period and prior to each Closing Date, notify you and the Soliciting Dealers immediately, and confirm the notice in writing, of any event relating to or affecting the Partnership or Reef that might reasonably result in the Prospectus containing an untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances existing at the time they were made, not misleading; and if in the opinion of counsel to Reef, the content of such disclosure to you requires an amendment or supplement to the Prospectus, Reef will forthwith prepare and furnish to you and the Soliciting Dealers, at Reef’s expense, a reasonable number of copies of such amendment or amendments, or supplement or supplements, to the Prospectus so as to render it not misleading prior to the consummation of any sale of Units to an Investor or any prospective investor;

(b)           Qualify or register the Units for offering and sale or make filings under the securities laws of the states designated by Reef and such additional states as you or the Soliciting Dealers may reasonably designate; provided, however, neither the Partnership nor Reef shall be obligated to file any general consent to service of process under the laws of any such jurisdiction or subject themselves to taxation as doing business in such jurisdiction;

(c)           File registration statements with the Securities and Exchange Commission and applicable regulatory authorities of the states, as and when such filings are required under the securities laws of those states, and promptly furnish to you two signed or conformed copies thereof;

(d)           Deliver promptly to you and the Soliciting Dealers, upon request, true and complete copies of such contracts, notes, mortgages, commitments, loan agreements and other documents relating to the formation of the Partnership, the acquisition, ownership, operation and management of any oil and gas properties or interests acquired or to be acquired by the Partnership, the business experience and financial condition of Reef, and such other information, financial or otherwise, relating to the business, assets and liabilities of the Partnership or Reef, as you or the Soliciting Dealers may reasonably request prior to each Closing Date;

(e)           Deliver to you and the Soliciting Dealers one copy of each report, letter, statement or other written information furnished by the Partnership to the Partners during the term of the Partnership;

(f)            Apply the proceeds of the sale of the Units substantially as set forth in the Prospectus;

(g)           From and after each Closing Date, not offer or sell interests in the Partnership or other securities which offers or sales, in the opinion of counsel to Reef, would be integrated with offers and sales of interests in the Partnership pursuant to this Agreement.

7.             COVENANTS OF REEF SECURITIES, INC.

You agree:

(a)           To undertake reasonable efforts to see that each prospective investor:

(i)            meets any minimum income or net worth standard required in any state as set forth in the Prospectus and can reasonably benefit from his, her or its investment in the Units, based on such prospective investor’s investment objective and portfolio structure;

(ii)           is able to bear the economic risk of an investment in the Units based upon such prospective investor’s overall financial situation; and

(iii)          has an apparent understanding of:

(A)          the fundamental risks of an investment in Units;

(B)           the risk of loss of his, her or its entire investment;

(C)           the lack of liquidity of the Units;

(D)          the restrictions on transfer of the Units;

(E)           the background and qualifications of the Managing General Partner;

(F)           the tax consequences associated with an investment in limited partner interests or additional general partner interests; and

(G)           the unlimited liability associated with an investment in additional general partner interests.

(b)           To offer the Units for sale and to sell the Units solely on the basis of the information furnished to prospective investors in the Prospectus. If you prepare any materials or presentations supplementary to the Prospectus, you assume complete responsibility for such materials and presentations and agree to deliver no written information other than the Prospectus to any potential subscriber unless authorized to do so in writing by the Partnership;

(c)           To obtain written evidence sufficient to permit you and Reef to reasonably determine that a subscriber purporting to qualify is, in fact, so qualified;

(d)           Prior to obtaining a Subscription from any potential subscriber, to obtain evidence satisfactory to you and Reef that each subscriber meets the financial suitability requirements established in the Prospectus;

(e)           Not to commence the offer or sale of Units in any State until you have received advice from Reef or its counsel that the Units may be offered and sold in such state; and

(f)            To furnish to Reef or its designee at Reef’s request during the Offering Period, and in any event within five (5) days after the Termination Date, the Subscription Agreement (or a true copy thereof) of subscribers solicited by you to permit Reef or its designee to review such Subscription Agreement and to evaluate the qualifications of such subscribers as potential Partners.

8.             PAYMENT OF EXPENSES.

Reef will pay all expenses incident to the performance of its obligations under this Agreement, including:

(a)           the preparation of the Prospectus;

(b)           the preparation of this Agreement;

(c)           the fees and disbursements of Reef’s counsel, accountants and consultants related to the preparation of the Prospectus;

(d)           the qualification of the Units for the offer and sale thereof under the securities laws of the states that you or the Soliciting Dealers may reasonably designate, including filing fees and the fees and disbursements of counsel in connection therewith; and

(e)           the printing and delivery to you of such quantities of the Prospectus as you may reasonably request and all amendments or supplements thereto.

9.             CLOSING CONDITIONS.

Your obligation to deliver the Subscription Agreement to Reef for acceptance by it and funds received for Subscriptions is subject to the satisfaction on or before each Closing Date (as above defined) of the following conditions:

(a)           On the Effective Date and during the Offering Period, no order suspending the offering or sale of the Units shall have been issued, and on the Effective Date and during each

Offering Period, no proceedings for that purpose shall have been instituted, or to your knowledge or that of Reef, shall be contemplated.

(b)           You and the Soliciting Dealers shall have received a sworn certificate, dated the Closing Date, signed by an officer of Reef, to the effect that he has carefully read the Prospectus and that:

(i)            as of its date, the Prospectus did not contain an untrue statement of a material fact and, to the best of his knowledge after reasonable inquiry, did not omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading;

(ii)           since the date of the Prospectus, no event has occurred which should have been set forth in an amendment or supplement to the Prospectus which has not been so set forth;

(iii)          since the date of the Prospectus, there has not been any adverse change in the business or proposed business, interests, oil and gas properties or proposed oil and gas properties or condition, financial or otherwise, of the Partnership or Reef, whether or not arising from transactions in the ordinary course of business, which might materially and adversely affect the properties or operations or proposed properties and operations of the Partnership or Reef or the ability of Reef to perform the services proposed to be performed by it as described in the Prospectus; and

(iv)          to the best of his knowledge, based upon reasonable investigation, the representations and warranties of Reef in Section 2 of this Agreement are true and correct as if made at and as of the Closing Date.

If any condition to your obligations hereunder shall not have been fulfilled when and as required by this Agreement to be fulfilled, you may waive any such condition that has not been fulfilled, extend the time for its fulfillment or terminate this Agreement. In the event that you elect to terminate this Agreement, the Subscription Agreement, checks and other documents and instruments delivered to you for the purchase of the Units shall be returned to the subscribers solicited by you, accompanied by a notice from you of the cancellation and termination of the offering of the Units.

10.           REPRESENTATIONS AND AGREEMENTS TO SURVIVE.

Except as the context otherwise requires, all representations, warranties and agreements contained in this Agreement shall remain operative and in full force and effect and shall survive the Closing Dates.

11.           EFFECTIVE DATE, TERM AND TERMINATION OF THIS AGREEMENT.

(a)           This Agreement shall become effective on the Effective Date. You or Reef may elect to prevent this Agreement from becoming effective without liability of any party to any other party by giving notice of such election to the other parties hereto before the time this Agreement otherwise would become effective.

(b)           You shall have the right to terminate this Agreement at any time during the Offering Period if any representation or warranty hereunder shall be found to have been incorrect or misleading or Reef shall fail, refuse or be unable to perform any of its agreements hereunder or to fulfill any condition of your obligations hereunder or if the Prospectus shall have been amended or supplemented despite your objection to such amendment or supplement; or

(i)            if all trading on the New York Stock Exchange or the American Stock Exchange (in this Section collectively called the “Exchange”) shall have been suspended, or minimum or maximum prices for trading generally shall have been fixed, or maximum ranges for prices for all securities shall have been required on the Exchange by the Exchange or by order of the Securities and Exchange Commission or any other governmental authority having jurisdiction; or

(ii)           if a banking moratorium has been declared by a state or federal authority; or

(iii)          if Reef or its properties shall have sustained a material or substantial loss by fire, flood, accident, earthquake or other calamity or malicious act which, whether or not said loss shall have been insured, will in your opinion make it inadvisable to proceed with the offering and sale of the Units; or if there shall have been such change in the condition or prospects of the Partnership or Reef or in the levels of the prime interest rate or long-term mortgage rate or in the condition of securities markets generally as in your judgment would make it inadvisable to proceed with the offering and sale of the Units.

12.           NOTICES.

(a)           All communications hereunder, except as herein otherwise specifically provided, shall be in writing and if sent to you shall be mailed, delivered, or telegraphed and confirmed to you at Reef Securities, Inc., 1901 N. Central Expressway, Suite 400, Richardson, Texas 75080, Attention: Paul Mauceli; if sent to Reef and/or the Partnership shall be mailed, delivered or telegraphed and confirmed to Reef at Reef Oil & Gas Partners, L.P., 1901 N. Central Expressway, Suite 300, Richardson, Texas 75080, Attention: Michael J. Mauceli.

(b)           Notice shall be deemed to be given by you to Reef or the Partnership or by Reef or the Partnership to you as of the third business day after it is mailed, delivered, or telegraphed, and confirmed as provided.

13.           PARTIES.

This Agreement shall inure solely to the benefit of you and shall be binding upon you and Reef and your respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. No purchaser of any of the Units from you or Reef shall be construed a successor or assign by reason merely of such purchase.

14.           CONSTRUCTION.

This Agreement shall be construed in accordance with the laws of the State of Texas.

If the foregoing correctly sets forth the understanding between us, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

REEF OIL & GAS PARTNERS, L.P.

By: Reef Oil & Gas Partners, GP, LLC,
Its general partner

By:
Michael J. Mauceli
Manager

ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN:

REEF SECURITIES, INC.

By:
Name: Paul Mauceli
Title: President